Exhibit 4.6

MORTGAGE LOAN PURCHASE AGREEMENT

between
[SPONSOR]
 as Seller
and
[PURCHASER]
 as Purchaser
Dated [DATE]

TABLE OF CONTENTS
Page

1.	AGREEMENT TO PURCHASE	1
2.	CONVEYANCE OF MORTGAGE LOANS	2
3.	EXAMINATION OF MORTGAGE FILES AND DUE DILIGENCE REVIEW	11
4.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND PURCHASER	12
5.	REMEDIES UPON BREACH OF REPRESENTATIONS AND WARRANTIES MADE BY SELLER	18
6.	CLOSING	24
7.	CLOSING DOCUMENTS	25
8.	COSTS	28
9.	NOTICES	28
10.	SEVERABILITY OF PROVISIONS	28
11.	FURTHER ASSURANCES	28
12.	SURVIVAL	28
13.	GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION	28
14.	BENEFITS OF MORTGAGE LOAN PURCHASE AGREEMENT	29
15.	MISCELLANEOUS	30
16.	ENTIRE AGREEMENT	30

Exhibit 1                          Mortgage Loan Schedule
Exhibit 2                          Mortgage Loan Representations and Warranties
Exhibit 3                          Form of Bill of Sale
Exhibit 4                          Form of Limited Power of Attorney
Schedule A                 List of Mortgagors that are Third Party Beneficiaries
i

Index of Defined Terms

15Ga-1 Notice	22	Master Servicer	1
Accountants' Due Diligence Report	16	Material Breach	18
Affected Loan(s)	20	Material Document Defect	18
Agreement	1	Mortgage File	3
Asset Representations Reviewer	1	Mortgage Loan Schedule	2
Authenticating Agent	1	Mortgage Loans	1
Bank of America Lender Successor Borrower Right	23	MOU	28
Bill of Sale	2	Officer's Certificate	7
Certificate Administrator	1	Operating Advisor	1
Certificate Purchase Agreement	1	Other Mortgage Loans	1
Certificate Registrar	1	Pooling and Servicing Agreement	1
Certificates	1	Preliminary Memorandum	1
Closing Date	2	Preliminary Prospectus	1
Collateral Information	11	Private Certificates	1
Crossed Mortgage Loans	20	Prospectus	1
Cure Request	18	Public Certificates	1
Custodian	1	Purchaser	1
Defective Mortgage Loan	19	Repurchase Request	22
Dispute	22	Seller	1
Final Judicial Determination	23	Seller Reporting Information	14
Final Memorandum	1	Seller's Information	14
Form 15G	17	Special Servicer	1
Indemnification Agreement	14	Trustee	1
Initial Purchasers	1	UCC	5
Issuing Entity	1	Underwriters	1
Loss of Value Payment	19	Underwriting Agreement	1
ii

Mortgage Loan Purchase Agreement ("Agreement"), dated [DATE, between [SPONSOR] ("Seller") and [PURCHASER] ("Purchaser").
Seller agrees to sell, and Purchaser agrees to purchase, certain mortgage loans listed on Exhibit 1 hereto (the "Mortgage Loans") and evidenced by the related note or other evidence of indebtedness (each a "Mortgage Note") evidencing the indebtedness of the related obligor under the related Mortgage Loan (each a "Mortgagor"), as described herein.  Purchaser will convey the Mortgage Loans to a trust (the "Issuing Entity") created pursuant to a Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), to be dated as of [DATE], between Purchaser, as depositor, [MASTER SERVICER], as master servicer (the "Master Servicer"), [SPECIAL SERVICER], as special servicer (the "Special Servicer"), [OPERATING ADVISOR], as operating advisor (the "Operating  Advisor"), [TRUSTEE], as trustee (the "Trustee"), [ASSET REPRESENTATIONS REVIEWER], as Asset Representations Reviewer (the "Asset Representations Reviewer"), [CERTIFICATE ADMINISTRATOR], as certificate administrator (the "Certificate Administrator"), [CUSTODIAN], as custodian (the "Custodian"), [CERTIFICATE REGISTRAR], as certificate registrar (the "Certificate Registrar"), and [AUTHENTICATING AGENT], as authenticating agency (the "Authenticating Agent").  In exchange for the Mortgage Loans, certain other mortgage loans to be purchased by Purchaser (collectively the "Other Mortgage Loans") and, in the case of the [SPECIFIC LOAN], the [LOAN SPECIFIC] Trust B Note, the Issuing Entity will issue to the Depositor pass-through certificates to be known as [CERTIFICATE CAPTION] (the "Certificates").  The Certificates will be issued pursuant to the Pooling and Servicing Agreement. Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement.
The Class [PUBLICLY OFFERED CLASSES] Certificates (the "Public Certificates") will be sold by Purchaser to [UNDERWRITERS], as underwriters (in such capacities, the "Underwriters"), pursuant to an Underwriting Agreement, between Purchaser and the Underwriters, dated as of the date hereof (the "Underwriting Agreement"), and the Class [PRIVATELY OFFERED CLASSES] Certificates (the "Private Certificates") will be sold by Purchaser to [INITIAL PURCHASERS], as initial purchasers (in such capacities, the "Initial Purchasers") pursuant to a Certificate Purchase Agreement, between Purchaser and the Initial Purchasers, dated as of the date hereof (the "Certificate Purchase Agreement").  The Underwriters will offer the Public Certificates for sale publicly pursuant to a Preliminary Prospectus dated [DATE] (the "Preliminary Prospectus") and a Prospectus dated [DATE] (the "Prospectus"), and the Initial Purchasers will offer the Private Certificates for sale in transactions exempt from the registration requirements of the Securities Act of 1933 pursuant to a Private Placement Memorandum dated the date hereof (the "Final Memorandum") and a preliminary version thereof dated [DATE] (as supplemented by the preliminary private placement memorandum supplement, dated [DATE], the "Preliminary Memorandum").
In consideration of the mutual agreements contained herein, Seller and Purchaser hereby agree as follows:
1.            AGREEMENT TO PURCHASE.

1.1            Seller agrees to sell, and Purchaser agrees to purchase, on a servicing released basis, the Mortgage Loans identified on the schedule (the "Mortgage Loan Schedule") annexed hereto as Exhibit 1, as such schedule may be amended to reflect the actual Mortgage Loans accepted by Purchaser pursuant to the terms hereof.  The Cut-Off Date with respect to the Mortgage Loans is [DATE]; provided, that for purposes of determining amounts allocable to the related Seller, with respect to any Mortgage Loans not having due dates on the first day of each month, the scheduled payments of principal and/or interest due thereon during [MONTH] 20[__] are deemed to have been due and received on [DATE] rather than the actual date of receipt.  The Mortgage Loans will have an aggregate principal balance as of the close of business on the Cut-Off Date, after giving effect to any payments during or prior to [MONTH] 20[__], whether or not received, of $[_________].  The sale of the Mortgage Loans shall take place on [DATE] or such other date as shall be mutually acceptable to the parties hereto (the "Closing Date").  The purchase price to be paid by Purchaser for the Mortgage Loans shall equal the amount to be set forth as such purchase price in the Bill of Sale (substantially in the form of Exhibit 3 hereto), to be entered into between the parties to this Agreement in connection with this Agreement and the issuance of the Certificates (the "Bill of Sale").  On the Closing Date, the Seller shall cause to be delivered to the Depositor (i) an amount equal to the aggregate Interest Reserve Initial Deposit with respect to the Mortgage Loans that accrue interest on an Actual/360 Basis, to be deposited by the Depositor into the Interest Reserve Account on behalf of the Seller and for the benefit of the Issuing Entity, which Interest Reserve Initial Deposit for each such Mortgage Loan represents an amount equal to [_____] days' interest at the related Net Mortgage Rate on the related Stated Principal Balance as of the Cut-off Date of such Mortgage Loan and (ii) an amount equal to the aggregate Initial Due Date Loan Initial Deposit, if applicable, with respect to any applicable Mortgage Loan with an initial Due Date in [________] 20[__], to be deposited by the Depositor into the Distribution Account on behalf of the Seller and for the benefit of the Trust which for each such Mortgage Loan shall be an amount equal to [__] days of interest at the related Net Mortgage Rate on the related Stated Principal Balance of such Mortgage Loan as of the Cut-Off Date.  The purchase price shall be paid to Seller by wire transfer in immediately available funds on the Closing Date.
1.2            On the Closing Date, Purchaser will assign to the Trustee pursuant to the Pooling and Servicing Agreement all of its right, title and interest in and to the Mortgage Loans and its rights under this Agreement (to the extent set forth in Section 14 hereof), and the Trustee shall succeed to such right, title and interest in and to the Mortgage Loans and Purchaser's rights under this Agreement (to the extent set forth in Section 14 hereof).
2.            CONVEYANCE OF MORTGAGE LOANS.
2.1            Effective as of the Closing Date, subject only to receipt of the consideration referred to in Section 1 hereof and the satisfaction of the conditions specified in Sections 6 and 7 hereof, Seller does hereby transfer, assign, set over and otherwise convey to Purchaser, without recourse, except as specifically provided herein all the right, title and interest of Seller in and to the Mortgage Loans identified on the Mortgage Loan Schedule as of the Closing Date, with the understanding that a servicing rights purchase and sale agreement or comparable agreement may be executed by Seller and the Master Servicer.  The Mortgage Loan Schedule, as it may be amended from time to time on or prior to the Closing Date, shall conform to the requirements of this Agreement and the Pooling and Servicing Agreement.  In connection with such transfer and assignment, Seller shall deliver to the Trustee (or the Custodian on its behalf), on behalf of Purchaser, on or prior to the Closing Date, the Mortgage Note (as described in clause 2.2.1 hereof) for each Mortgage Loan and on or prior to the fifth Business Day after the Closing Date, five limited powers of attorney substantially in the form attached hereto as Exhibit 4 in favor of the Custodian (on behalf of the Trustee) and the Special Servicer to empower the Custodian (on behalf of the Trustee) and, in the event of the failure or incapacity of the Custodian (on behalf of the Trustee), the Special Servicer, to submit, or to cause the Custodian to submit for recording, at the expense of Seller, any mortgage loan documents required to be recorded as described in the Pooling and Servicing Agreement and any intervening assignments with evidence of recording thereon that are required to be included in the Mortgage Files (so long as original counterparts have previously been delivered to the Trustee (or the Custodian on its behalf)).  Seller agrees to reasonably cooperate with the Custodian, the Trustee and the Special Servicer in connection with any additional powers of attorney or revisions thereto that are requested by such parties for purposes of such recordation.  The parties hereto agree that no such power of attorney shall be used with respect to any Mortgage Loan by or under authorization by any party hereto except to the extent that the absence of a document described in the second preceding sentence with respect to such Mortgage Loan remains unremedied as of the earlier of (i) the date that is [___] days following the delivery of notice of such absence to Seller, but in no event earlier than [__] months from the Closing Date, and (ii) the date (if any) on which such Mortgage Loan becomes a Specially Serviced Mortgage Loan.  The Custodian shall submit such documents for recording, at Seller's expense, after the periods set forth above, provided, the Custodian shall not submit such assignments for recording if Seller produces evidence that it has sent any such assignment for recording and certifies that Seller is awaiting its return from the applicable recording office.  In addition, not later than the [__] day following the Closing Date, Seller shall deliver to the Trustee (or the Custodian on its behalf) each of the remaining documents or instruments specified in Section 2.2 hereof (with such exceptions as are permitted by this Section 2) with respect to each Mortgage Loan (each, a "Mortgage File").  (Seller acknowledges that the term "without recourse" does not modify the duties of Seller under Section 5 hereof.)
2.2            All Mortgage Files, or portions thereof, delivered prior to the Closing Date are to be held by the Trustee (or the Custodian on its behalf) in escrow on behalf of Seller at all times prior to the Closing Date.  The Mortgage Files shall be released from escrow upon closing of the sale of the Mortgage Loans and payments of the purchase price therefor as contemplated hereby.  The Mortgage File for each Mortgage Loan shall contain the following documents:
2.2.1            The original Mortgage Note bearing, or accompanied by, all prior or intervening endorsements, endorsed either in blank or to the order of the Trustee in the following form:  "[_________]" or if the original Mortgage Note is not included therein, then a lost note affidavit, with a copy of the Mortgage Note attached thereto;
2.2.2            The original Mortgage, with evidence of recording thereon, and, if the Mortgage was executed pursuant to a power of attorney, a certified true copy of the power of attorney certified by the public recorder's office, with evidence of recording thereon (if recording is customary in the jurisdiction in which such power of attorney was executed), or certified by a title insurance company or escrow company to be a true copy thereof; provided that if such original Mortgage cannot be delivered with evidence of recording thereon on or prior to the 45th day following the Closing Date because of a delay caused by the public recording office where such original Mortgage has been delivered for recordation or because such original Mortgage has been lost after recordation, Seller shall deliver or cause to be delivered to the Trustee (or the Custodian on its behalf) a true and correct copy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate (as defined below) of Seller stating that such original Mortgage has been sent to the appropriate public recording official for recordation or (ii) in the case of an original Mortgage that has been lost after recordation, a certification by the appropriate county recording office where such Mortgage is recorded that such copy is a true and complete copy of the original recorded Mortgage;
2.2.3            The originals of all agreements modifying a Money Term or other material modification, consolidation and extension agreements, if any, with evidence of recording thereon, or if any such original modification, consolidation or extension agreement has been delivered to the appropriate recording office for recordation and either has not yet been returned on or prior to the 45th day following the Closing Date with evidence of recordation thereon or has been lost after recordation, a true copy of such modification, consolidation or extension certified by Seller together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of Seller stating that such original modification, consolidation or extension agreement has been dispatched or sent to the appropriate public recording official for recordation or (ii) in the case of an original modification, consolidation or extension agreement that has been lost after recordation, a certification by the appropriate county recording office where such document is recorded that such copy is a true and complete copy of the original recorded modification, consolidation or extension agreement, and the originals of all assumption agreements, if any;
2.2.4            An original Assignment of Mortgage for the Mortgage Loan, in form and substance acceptable for recording, signed by the holder of record in blank or in favor of "[_________]" (or, in the case of an A/B Whole Loan or Loan Pair, substantially similar language notating an assignment in favor of the Trustee (in such capacity and on behalf of the holders of any related B Note or Serviced Companion Loan));
2.2.5            Originals of all intervening assignments of Mortgage, if any, with evidence of recording thereon or, if such original assignments of Mortgage have been delivered to the appropriate recorder's office for recordation, certified true copies of such assignments of Mortgage certified by Seller, or in the case of an original blanket intervening assignment of Mortgage retained by Seller, a copy thereof certified by Seller or, if any original intervening assignment of Mortgage has not yet been returned on or prior to the [__] day following the Closing Date from the applicable recording office or has been lost after recordation, a true and correct copy thereof, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of Seller stating that such original intervening assignment of Mortgage has been sent to the appropriate public recording official for recordation or (ii) in the case of an original intervening assignment of Mortgage that has been lost after recordation, a certification by the appropriate county recording office where such assignment is recorded that such copy is a true and complete copy of the original recorded intervening assignment of Mortgage;
2.2.6            If the related Assignment of Leases is separate from the Mortgage, the original of such Assignment of Leases with evidence of recording thereon or, if such Assignment of Leases has not been returned on or prior to the 45th day following the Closing Date from the applicable public recording office, a copy of such Assignment of Leases certified by Seller to be a true and complete copy of the original Assignment of Leases submitted for recording, together with (i) an original of each assignment of such Assignment of Leases with evidence of recording thereon and showing a complete recorded chain of assignment from the named assignee to the holder of record, and if any such assignment of such Assignment of Leases has not been returned from the applicable public recording office, a copy of such assignment certified by Seller to be a true and complete copy of the original assignment submitted for recording, and (ii) an original assignment of such Assignment of Leases, in recordable form, signed by the holder of record in favor of "[_________]" (or, in the case of an A/B Whole Loan or Loan Pair, substantially similar language notating an assignment in favor of the Trustee (in such capacity and on behalf of the holders of any related B Note or Serviced Companion Loan)), which assignment may be effected in the related Assignment of Mortgage;
2.2.7            The original or a copy of each guaranty, if any, constituting additional security for the repayment of such Mortgage Loan;
2.2.8            The original (which may be electronic) or a copy (which may be electronic) Title Insurance Policy or, if such Title Insurance Policy has not been issued, an original binder or actual title commitment or a copy (which may be electronic) thereof certified by the title company with the original (which may be electronic) or a copy (which may be electronic) Title Insurance Policy to follow within [___] days of the Closing Date or a preliminary title report binding on the title company with an original (which may be electronic) or a copy (which may be electronic) Title Insurance Policy to follow within [___] days of the Closing Date;
2.2.9            (A) Uniform Commercial Code ("UCC") financing statements (together with all assignments thereof) and (B) UCC-3 financing statements to the Trustee delivered in connection with the Mortgage Loan;
2.2.10      Copies of the related ground lease(s), space lease(s) or air rights lease(s), if any, related to any Mortgage Loan where the Mortgagor is the lessee under any such lease and there is a lien in favor of the mortgagee in such lease;
2.2.11      Copies of any loan agreements, lock-box agreements, co-lender agreements and intercreditor agreements (including, without limitation, any Intercreditor Agreement or Non-Serviced Mortgage Loan Intercreditor Agreement, and a copy (that is, not the original) of the mortgage note evidencing the related Serviced Companion Loan, Non-Serviced Companion Loan or B Note), if any, related to the Mortgage Loan;
2.2.12      Either (A) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be assigned to the Trustee and delivered to the Custodian on behalf of the Trustee on behalf of the Issuing Entity with a copy to be held by the Master Servicer, and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan and the Pooling and Servicing Agreement or (B) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan, which shall be held by the Master Servicer on behalf of the Trustee, with a copy to be held by the Custodian on behalf of the Trustee, and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan and the Pooling and Servicing Agreement (it being understood that Seller has agreed (a) that the proceeds of such letter of credit belong to the Issuing Entity, (b) to notify, on or before the Closing Date, the bank issuing the letter of credit that the letter of credit and the proceeds thereof belong to the Issuing Entity, and to use reasonable efforts to obtain within [_____] days (but in any event to obtain within [__] days) following the Closing Date, an acknowledgement thereof by the bank (with a copy of such acknowledgement to be sent to the Master Servicer (who shall forward a copy of such acknowledgement to the Custodian and the Trustee) or a reissued letter of credit and (c) to indemnify the Issuing Entity for any liabilities, charges, costs, fees or other expenses accruing from the failure of Seller to assign all rights in and to the letter of credit hereunder including the right and power to draw on the letter of credit).  In the case of clause (B) above, the Master Servicer has acknowledged that any letter of credit held by the Master Servicer shall be held in its capacity as agent of the Issuing Entity, and if the Master Servicer sells its rights to service the applicable Mortgage Loan, the Master Servicer has agreed to assign the applicable letter of credit to the Issuing Entity or (with respect to any Specially Serviced Mortgage Loan) at the direction of the Special Servicer to such party as the Special Servicer may instruct, in each case, at the expense of the Master Servicer.  The Master Servicer has agreed to indemnify the Issuing Entity for any loss caused by the ineffectiveness of such assignment;
2.2.13               The original or a copy of the environmental indemnity agreement, if any, related to the Mortgage Loan;
2.2.14               Third-party management agreements, if any, with respect to any Mortgaged Property;
2.2.15               Copies of any Environmental Insurance Policy;
2.2.16               Copies of any affidavit and indemnification agreement;
2.2.17               If the related Mortgaged Property is a hospitality property that is subject to a franchise, management or similar arrangement, (a) an original or a copy of any franchise, management or similar agreement provided to Seller in connection with the Seller's origination or acquisition of the Mortgage Loan; (b) a copy of any related estoppel certificate or any comfort letter delivered by the franchisor for the benefit of the holder of the Mortgage Loan in connection with the Seller's origination or acquisition of the Mortgage Loan; and (c) if the related Mortgage Loan is a Franchise Mortgage Loan, a copy of the notice (to the extent such a notice is required under the terms of the related franchise, management or similar agreement) to the related franchisor stating that the Franchise Mortgage Loan has been transferred to the Issuing Entity and requesting a replacement comfort letter in favor of the Issuing Entity (or any such new document or acknowledgement as may be contemplated under the existing comfort letter); and
2.2.18               With respect to any Non-Serviced Mortgage Loan, a copy of the related Non-Serviced Mortgage Loan Pooling and Servicing Agreement.
The original of each letter of credit referred to in clause 2.2.12 above shall be delivered to the Master Servicer or the Custodian (as the case may be) within [___] Business

Days of the Closing Date.  In addition, a copy of any ground lease, space lease or air rights lease shall be delivered to the Master Servicer within [___] days of the Closing Date.
"Officer's Certificate" shall mean a certificate signed by one or more of the Chairman of the Board, any Vice Chairman, the President, any Senior Vice President, any Vice President, any Assistant Vice President, any Treasurer or any Assistant Treasurer.
Notwithstanding any of the foregoing to the contrary, with respect to any Non-Serviced Mortgage Loan, (A) the preceding document delivery requirements shall be met by the delivery by the Depositor of copies of the documents specified above (other than the Mortgage Notes (and all intervening endorsements) respectively evidencing such Non-Serviced Mortgage Loan with respect to which the originals shall be required), including a copy of the Non-Serviced Mortgage Loan Mortgage, and (B) the requirement to deliver any of the preceding documents in the name of the Trustee shall be met by the delivery of such documents in the name of the Non-Serviced Mortgage Loan Trustee for the benefit of, among others, the Trustee, as holder of such Non-Serviced Mortgage Loan.
2.3            The Assignments of Mortgage and assignment of Assignment of Leases referred to in Sections 2.2.4 and 2.2.6(ii) hereof may be in the form of a single instrument assigning the Mortgage and the Assignment of Leases to the extent permitted by applicable law.  To avoid the unnecessary expense and administrative inconvenience associated with the execution and recording or filing of multiple assignments of mortgages, assignments of leases (to the extent separate from the mortgages) and assignments of UCC financing statements, Seller shall execute, in accordance with Section 2.6 hereof, the assignments of mortgages, the assignments of leases (to the extent separate from the mortgages) and the assignments of UCC financing statements relating to the Mortgage Loans naming the Trustee on behalf of the Certificateholders as assignee.  Notwithstanding the fact that such assignments of mortgages, assignments of leases (to the extent separate from the assignments of mortgages) and assignments of UCC financing statements shall name the Trustee on behalf of the Certificateholders as the assignee, the parties hereto acknowledge and agree that the Mortgage Loans shall for all purposes be deemed to have been transferred from Seller to Purchaser and from Purchaser to the Trustee on behalf of the Certificateholders.
2.4            If Seller cannot deliver, or cause to be delivered, as to any Mortgage Loan, any of the documents and/or instruments referred to in Sections 2.2.2, 2.2.3, 2.2.5 or 2.2.6 hereof (exclusive of Section 2.2.6(ii) hereof), with evidence of recording thereon, solely because of a delay caused by the public recording office where such document or instrument has been delivered for recordation within the 45 day period following the Closing Date, but Seller delivers a photocopy thereof (certified by the appropriate county recorder's office to be a true and complete copy of the original thereof submitted for recording), to the Trustee within such 45 day period, Seller shall then deliver within [__] days after the Closing Date the recorded document (or within such longer period after the Closing Date as the Trustee may consent to, which consent shall not be unreasonably withheld so long as Seller is, as certified in writing to the Trustee no less often than monthly, in good faith attempting to obtain from the appropriate county recorder's office such original or photocopy).

2.5            The Trustee, as assignee or transferee of Purchaser, shall be entitled to all scheduled payments of principal due on the Mortgage Loans after the Cut-Off Date, all other payments of principal collected after the Cut-Off Date (other than scheduled payments of principal due on or before the Cut-Off Date), and all payments of interest on the Mortgage Loans allocable to the period commencing on the Cut-Off Date.  All scheduled payments of principal and interest due on or before the Cut-Off Date and collected after the Cut-Off Date shall belong to, and shall promptly be remitted to, Seller.
2.6            Within 45 days following the Closing Date, other than with respect to any Non-Serviced Mortgage Loan, Seller shall deliver and Purchaser, the Custodian (on behalf of the Trustee) or the agents of either may submit or cause to be submitted for recordation at the expense of Seller, in the appropriate public office for real property records, each assignment referred to in clauses 2.2.4 and 2.2.6(ii) above.  Within [__] days following the Closing Date, other than with respect to any Non-Serviced Mortgage Loan, Seller shall deliver and Purchaser, the Custodian (on behalf of the Trustee) or the agents of either may submit or cause to be submitted for filing, at the expense of Seller, in the appropriate public office for UCC financing statements, the assignment referred to in clause 2.2.9(B).  Each such assignment shall reflect that it should be returned by the public recording office to the Custodian (on behalf of the Trustee) following recording or filing; provided that in those instances where the public recording office retains the original Assignment of Mortgage, assignment of Assignment of Leases or assignment of UCC financing statements, the Seller shall obtain therefrom a certified copy of the recorded original and forward such copy to the Custodian (on behalf of the Trustee) and the Special Servicer.  If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, Seller shall prepare a substitute therefor or cure such defect, and Seller shall, at its own expense (except in the case of a document or instrument that is lost by the Custodian), record or file, as the case may be, and deliver such document or instrument in accordance with this Section 2.
2.7            Documents that are in the possession of Seller, its agents or its subcontractors that relate to the Mortgage Loans and that are not required to be delivered to the Trustee (or the Custodian on its behalf) shall be shipped by Seller to or at the direction of the Master Servicer, on behalf of Purchaser, on or prior to the 45th day after the Closing Date, in accordance with Section 2.01(g) of the Pooling and Servicing Agreement, if applicable.
2.8            The documents required to be delivered to the Master Servicer shall include copies of the mortgage documents listed in the definition of "Mortgage File" relating to the applicable Mortgage Loan and shall also include, to the extent required to be (and actually) delivered to Seller pursuant to the applicable Mortgage Loan documents, copies of the following items:  any guaranty/indemnity agreement, any insurance policies or certificates, as applicable, any property inspection reports, any financial statements on the property, any escrow analysis, any tax bills, any Appraisal, any environmental report, any engineering report, third-party management agreements, any asset summary and financial information on the Borrower/sponsor and any guarantors.  Notwithstanding the foregoing, Seller shall not be required to deliver any draft documents, or any attorney-client communications that are privileged communications or constitute legal or other due diligence analyses or attorney work product, or internal communications of Seller or its affiliates among themselves or with their respective attorneys, or credit underwriting or other analyses or data (and, if any such items are received, they shall be returned and any copies thereof destroyed).  Delivery of any of the foregoing documents to any sub-servicer shall be deemed a delivery to the Master Servicer and satisfy Seller's obligations under this subparagraph.
2.9            Upon the sale of the Mortgage Loans by Seller to Purchaser pursuant to this Agreement, the ownership of each Mortgage Note, Mortgage and the other contents of the related Mortgage File shall be vested in Purchaser and its assigns, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or that come into the possession of Seller shall immediately vest in Purchaser and its assigns, and shall be delivered promptly by Seller to the Trustee (or the Custodian on its behalf) or the Master Servicer as set forth herein, subject to the requirements of the Pooling and Servicing Agreement.  Seller's and Purchaser's records shall reflect the transfer of each Mortgage Loan from Seller to Purchaser and its assigns as a sale.
2.10            It is the express intent of the parties hereto that the conveyance of the Mortgage Loans and related property to Purchaser by Seller as provided in this Section 2 be, and be construed as, an absolute sale of the Mortgage Loans and related property.  It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans and related property by Seller to Purchaser to secure a debt or other obligation of Seller.  However, if, notwithstanding the intent of the parties, the Mortgage Loans or any related property are held to be the property of Seller, or if for any other reason this Agreement is held or deemed to create a security interest in the Mortgage Loans or any related property, then:
2.10.1                          this Agreement shall be deemed to be a security agreement; and
2.10.2                          the conveyance provided for in this Section 2 shall be deemed to be a grant by Seller to Purchaser of, and Seller hereby grants to Purchaser, a security interest in all of Seller's right, title, and interest, whether now owned or existing or hereafter acquired or arising, in, to and under:
A.            All accounts, general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, advices of credit and investment property consisting of, arising from or relating to any of the following property:  the Mortgage Loans identified on the Mortgage Loan Schedule, including the related Mortgage Notes, Mortgages, security agreements, and title, hazard and other insurance policies, all distributions with respect thereto payable after the Cut-Off Date, all substitute or replacement Mortgage Loans and all distributions with respect thereto, and the Mortgage Files;
B.            All accounts, general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, advices of credit, investment property and other rights arising from or by virtue of the disposition of, or collections with respect to, or insurance proceeds payable with respect to, or claims against other Persons with respect to, all or any part of the collateral described in clause (A) above (including any accrued discount realized on liquidation of any investment purchased at a discount); and

C.            All cash and non-cash proceeds of the collateral described in clauses (A) and (B) above.
2.11            The possession by Purchaser or its designee (including, with respect to any Non-Serviced Mortgage Loan, the Non-Serviced Mortgage Loan Trustee for the benefit of, among others, the Trustee, as holder of such Non-Serviced Mortgage Loan) of the Mortgage Notes, the Mortgages, and such other goods, letters of credit, advices of credit, instruments, money, documents, chattel paper or certificated securities shall be deemed to be possession by the secured party or possession by a purchaser for purposes of perfecting the security interest pursuant to the UCC (including, without limitation, Section 9-313 thereof) as in force in the relevant jurisdiction.  Notwithstanding the foregoing, Seller makes no representation or warranty as to the perfection of any such security interest.
2.12            Notifications to Persons holding such property, and acknowledgments, receipts, or confirmations from persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents of, or Persons holding for, Purchaser or its designee, as applicable, for the purpose of perfecting such security interest under applicable law.
2.13            The Seller hereby agrees to provide the Purchaser with prompt notice of any information it receives which indicates that the transfer of each Mortgage Loan from the Seller to the Purchaser may not be treated as a sale.  The Seller shall, to the extent consistent with this Agreement, take such reasonable actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the property described above, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement.  In such case, the Seller hereby authorizes the Master Servicer, the Trustee and the Custodian to file all filings necessary to maintain the effectiveness of any original filings necessary under the UCC as in effect in any jurisdiction to perfect such security interest in such property.  In connection herewith, the Purchaser shall have all of the rights and remedies of a secured party and creditor under the UCC as in force in the relevant jurisdiction.
2.14            Notwithstanding anything to the contrary contained herein, and subject to Section 2.1 hereof, Purchaser shall not be required to purchase any Mortgage Loan as to which any Mortgage Note (endorsed as described in clause 2.2.1 hereof) required to be delivered to the Trustee (or the Custodian on its behalf) or the Master Servicer pursuant to this Section 2 on or before the Closing Date is not so delivered, or is not properly executed or is defective on its face, and Purchaser's acceptance of the related Mortgage Loan on the Closing Date shall in no way constitute a waiver of such omission or defect of Purchaser's or its successors' and assigns' rights in respect thereof pursuant to Section 5 hereof.
2.15            The Seller shall not (i) re-acquire the Mortgage Loans or any portion thereof or interest therein (other than as required in order to comply with its obligations under this Agreement) or (ii) acquire any Certificates or interests therein in amounts that may cause the Seller to recognize the Mortgage Loans (or any portion thereof) as an asset of such Seller in its books and records.  The Seller has internal accounting and finance controls in place to, in each case (a) monitor any such re-acquisition of the Mortgage Loans or acquisition of the Certificates and (b) prevent any such recognition of the Mortgage Loans (or any portion thereof) as an asset of the Seller.  In the event the Seller is required to recognize the Mortgage Loans (or any portion thereof) as an asset of the Seller for tax and/or accounting purposes, the Seller shall take immediate corrective action, such that the Mortgage Loans shall not be treated as an asset of the Seller for tax or accounting purposes.
2.16            The Seller (solely in respect of the Franchise Mortgage Loans it is selling to the Depositor) or its designee shall, within [__] days of the Closing Date (or any shorter period if required by the applicable comfort letter) and with a copy to the Master Servicer, notify the related franchisor in writing that such Franchise Mortgage Loan has been transferred to the Issuing Entity and request a replacement comfort letter (or any such new document or acknowledgement as may be contemplated under the existing comfort letter).
3.            EXAMINATION OF MORTGAGE FILES AND DUE DILIGENCE REVIEW.
3.1            Seller shall (i) deliver to Purchaser on or before the Closing Date a diskette acceptable to Purchaser that contains such information about the Mortgage Loans as may be reasonably requested by Purchaser, (ii) deliver to Purchaser on or before the Closing Date investor files (collectively the "Collateral Information") with respect to the assets proposed to be included in the Issuing Entity and made available at Purchaser's headquarters in New York, and (iii) otherwise cooperate fully with Purchaser in its examination of the credit files, underwriting documentation and Mortgage Files for the Mortgage Loans and its due diligence review of the Mortgage Loans.  The fact that Purchaser has conducted or has failed to conduct any partial or complete examination of the credit files, underwriting documentation or Mortgage Files for the Mortgage Loans shall not affect the right of Purchaser or the Trustee to cause Seller to cure any Material Document Defect or Material Breach (each as defined below), or to repurchase or replace the defective Mortgage Loans pursuant to Section 5 hereof.
3.2            On or prior to the Closing Date, Seller shall allow representatives of Purchaser and any designees thereof to examine and audit all books, records and files pertaining to the Mortgage Loans, Seller's underwriting procedures and Seller's ability to perform or observe all of the terms, covenants and conditions of this Agreement.  Such examinations and audits shall take place upon reasonable prior advance notice at one or more offices of Seller during normal business hours and shall not be conducted in a manner that is disruptive to Seller's normal business operations.  In the course of such examinations and audits, Seller will make available to such representatives of Purchaser and any designees thereof reasonably adequate facilities, as well as the assistance of a sufficient number of knowledgeable and responsible individuals who are familiar with the Mortgage Loans and the terms of this Agreement, and Seller shall cooperate fully with any such examination and audit in all material respects.  On or prior to the Closing Date, Seller shall provide Purchaser with all material information regarding Seller's financial condition and access to knowledgeable financial or accounting officers for the purpose of answering questions with respect to Seller's financial condition, financial statements as provided to Purchaser or other developments affecting Seller's ability to consummate the transactions contemplated hereby or otherwise affecting Seller in any material respect.  Within [__] days after the Closing Date, Seller shall provide the Master Servicer with any additional information identified by the Master Servicer as necessary to complete the CREFC® Property File, to the extent that such information is available to Seller.

3.3            Purchaser may exercise any of its rights hereunder through one or more designees or agents, provided Purchaser has provided Seller with prior notice of the identity of such designee or agent.
3.4            Purchaser shall keep confidential any information regarding Seller and, to the extent required pursuant to the terms of the Pooling and Servicing Agreement, the Mortgage Loans that has been delivered into Purchaser's possession and that is not otherwise publicly available; provided, that such information shall not be kept confidential (and the right to require confidentiality under any confidentiality agreement is hereby waived) to the extent Purchaser deems such information necessary and appropriate or required to be included in the Preliminary Memorandum, the Final Memorandum, the Prospectus, the Free Writing Prospectus (as defined in the Pooling and Servicing Agreement) or any other disclosure document relating to the Certificates or Purchaser is required by law or court order to disclose such information.  If Purchaser is required or otherwise deems it necessary and appropriate to disclose in the Free Writing Prospectus, the Preliminary Memorandum, the Final Memorandum, the Prospectus or any other disclosure document relating to the Certificates confidential information regarding Seller as described in the preceding sentence, Purchaser shall provide to Seller a copy of the proposed form of such disclosure prior to making such disclosure and Seller shall promptly, and in any event within [_____] Business Days, notify Purchaser of any inaccuracies therein, in which case Purchaser shall modify such form in a manner that corrects such inaccuracies.  If Purchaser is required by law or court order to disclose confidential information regarding Seller as described in the second preceding sentence, Purchaser shall notify Seller and cooperate in Seller's efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such information and, if in the absence of a protective order or such assurance, Purchaser is compelled as a matter of law to disclose such information, Purchaser shall, prior to making such disclosure, advise and consult with Seller and its counsel as to such disclosure and the nature and wording of such disclosure and Purchaser shall use reasonable efforts to obtain confidential treatment therefor.  Notwithstanding the foregoing, if reasonably advised by counsel that Purchaser is required by a regulatory agency or court order to make such disclosure immediately, then Purchaser shall be permitted to make such disclosure without prior review by Seller and shall give Seller prompt notice of such disclosure.
4.            REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND PURCHASER.
4.1            To induce Purchaser to enter into this Agreement, Seller hereby makes for the benefit of Purchaser and its assigns with respect to each Mortgage Loan as of the date hereof (or as of such other date specifically set forth in the particular representation and warranty) each of the representations and warranties set forth on Exhibit 2 hereto, except as otherwise set forth on Schedule 2-A attached to such Exhibit 2, and hereby further represents, warrants and covenants to Purchaser as of the date hereof that:
4.1.1            Seller is duly organized and validly exists as a national banking association in good standing under the laws of the United States.  Seller has the requisite power and authority and legal right to own the Mortgage Loans and to transfer and convey the Mortgage Loans to Purchaser and has the requisite power and authority to execute and deliver, engage in the transactions contemplated by, and perform and observe the terms and conditions of, this Agreement.
4.1.2            This Agreement has been duly and validly authorized, executed and delivered by Seller, and assuming the due authorization, execution and delivery hereof by Purchaser, this Agreement constitutes the valid, legal and binding agreement of Seller, enforceable in accordance with its terms, except as such enforcement may be limited by (A) laws relating to bankruptcy, insolvency, reorganization, receivership or moratorium, (B) other laws relating to or affecting the rights of creditors generally, (C) general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law) or (D) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification from liabilities under applicable securities laws.
4.1.3            No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required, under federal or state law, for the execution, delivery and performance of or compliance by Seller with this Agreement, or the consummation by Seller of any transaction contemplated hereby, other than (A) such qualifications as may be required under state securities or blue sky laws, (B) the filing or recording of financing statements, instruments of assignment and other similar documents necessary in connection with Seller's sale of the Mortgage Loans to Purchaser, (C) such consents, approvals, authorizations, qualifications, registrations, filings or notices as have been obtained and (D) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by Seller under this Agreement.
4.1.4            Neither the transfer of the Mortgage Loans to Purchaser, nor the execution, delivery or performance of this Agreement by Seller, conflicts or will conflict with, results or will result in a breach of, or constitutes or will constitute a default under (A) any term or provision of Seller's articles of organization or by-laws, (B) any term or provision of any material agreement, contract, instrument or indenture to which Seller is a party or by which it or any of its assets is bound or results in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, contract or other instrument, other than pursuant to this Agreement, or (C) after giving effect to the consents or taking of the actions contemplated in Section 4.1.3 hereof, any law, rule, regulation, order, judgment, writ, injunction or decree of any court or governmental authority having jurisdiction over Seller or its assets, except where in any of the instances contemplated by clauses (B) or (C) above, any conflict, breach or default, or creation or imposition of any lien, charge or encumbrance, will not have a material adverse effect on the consummation of the transactions contemplated hereby by Seller or its ability to perform its obligations and duties hereunder or result in any material adverse change in the business, operations, financial condition, properties or assets of Seller, or in any material impairment of the right or ability of Seller to carry on its business substantially as now conducted.
4.1.5            There are no actions or proceedings against, or investigations of, Seller pending or, to Seller's knowledge, threatened in writing against Seller before any court, administrative agency or other tribunal, the outcome of which could reasonably be expected to materially and adversely affect the transfer of the Mortgage Loans to Purchaser or the execution or delivery by, or enforceability against, Seller of this Agreement or have an effect on the financial condition of Seller that would materially and adversely affect the ability of Seller to perform its obligations under this Agreement.
4.1.6            On the Closing Date, the sale of the Mortgage Loans pursuant to this Agreement will effect a transfer by Seller of all of its right, title and interest in and to the Mortgage Loans to Purchaser.
4.1.7            To Seller's knowledge, the information in the Preliminary Prospectus, the Prospectus, the Preliminary Memorandum and the Final Memorandum as to which the Seller is providing indemnification pursuant to that certain indemnification agreement, dated the date hereof, between Seller, Purchaser, the Underwriters, and the Initial Purchasers (the "Indemnification Agreement", and such information the "Seller's Information") does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein (solely in the case of the Prospectus) or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Seller has complied with the disclosure requirements of Regulation AB that arise from its role as "originator" and "sponsor" (or, if Seller was not the originator with respect to any Mortgage Loan, the role of the related originator as "originator") in connection with the issuance of the Public Certificates.  The review described under "Transaction Parties – The Sponsors and Mortgage Loan Sellers – Bank of America, National Association – Review of Bank of America Mortgage Loans" in the Prospectus was designed and effected to provide reasonable assurance that the disclosure regarding the Mortgage Loans in the Prospectus is accurate in all material respects.  Notwithstanding anything contained herein to the contrary, this subparagraph 4.1.7 shall run exclusively to the benefit of Purchaser and no other party.
4.1.8            The Seller hereby agrees to deliver to the Purchaser and to the Certificate Administrator or the Trustee, as applicable, any Additional Form 10-D Disclosure, any Additional Form 10-K Disclosure and any Form 8-K Disclosure Information set forth next to the Seller's name on Exhibit BB, Exhibit CC or Exhibit DD of the Pooling and Servicing Agreement (in formatting reasonably appropriate for inclusion in such form) (collectively, "Seller Reporting Information"); provided, that the Seller Reporting Information shall not be exclusive of any additional disclosure items specifically related to the Seller or any related Mortgage Loan originator that may be added to Form 10-K, Form 10-D or Form 8-K subsequent to the date hereof that are required to be included in the Exchange Act reports related to the Issuing Entity if the Depositor or the Certificate Administrator provides the Seller with notice of such additional requirements.  The Seller shall use its best efforts to deliver proposed disclosure language relating to any such event described under Items 1100(e), 1117 and 1119 of Regulation AB and Item 1.03 to Form 8-K to the Certificate Administrator or the Trustee, as applicable, and the Purchaser within [_____] Business Day and in any event no later than [_____] Business Days of the Seller becoming aware of such event and shall provide disclosure relating to any other Seller Reporting Information required to be disclosed by Seller pursuant to this Section 4.1.8 on Form 8-K, Form 10-D or Form 10-K within [_____] Business Days following the Purchaser's request for such disclosure language.  In connection with providing such disclosure language and Seller's reporting obligations under Item 1119 of Regulation AB, upon reasonable request by Seller, Purchaser shall provide Seller with a list of all parties to the Pooling and Servicing

Agreement and any Servicing Function Participant with respect to which it has received notice pursuant to the terms of the Pooling and Servicing Agreement. The obligation of the Seller to provide the above-referenced disclosure materials shall be suspended (for so long as neither the Issuing Entity nor, with respect to any Serviced Companion Loan related to a Serviced Pari Passu Mortgage Loan sold to the Issuing Entity by the Seller, the trust in the related Other Securitization, is subject to the reporting requirements of the Exchange Act), as to any fiscal year, upon the Certificate Administrator or the Trustee, as applicable, filing the form necessary to be filed with the Commission to suspend the Issuing Entity's reporting obligations under the Exchange Act as to that fiscal year in accordance with Section 11.08 of the Pooling and Servicing Agreement or the reporting requirements with respect to the Trust under the Exchange Act have otherwise been automatically suspended; provided, that for the avoidance of doubt, the suspension of such information reporting does not apply to Seller Reporting Information that is required to be provided for the fiscal year prior to suspension of the Issuing Entity's reporting requirements under the Exchange Act (including Additional Form 10-K Disclosure required to be disclosed on  the Form 10-K related to the fiscal year preceding the year in which the form necessary to be filed with the Commission to suspend the Issuing Entity's reporting obligations under the Exchange Act was filed).  The Purchaser shall provide the Seller with notice (which notice may be sent via facsimile or by email) if the Certificate Administrator or the Trustee, as applicable, does file the form necessary to be filed with the Commission to suspend the Issuing Entity's reporting obligations under the Exchange Act pursuant to Section 11.08 of the Pooling and Servicing Agreement.  The Seller hereby acknowledges that the information to be provided by it pursuant to this Section will be used in the preparation of reports meeting the reporting requirements of the Issuing Entity under Section 13(a) and/or Section 15(d) of the Exchange Act.
4.1.9            To induce Purchaser to enter into this Agreement, Seller hereby covenants that the foregoing representations and warranties and those set forth on Exhibit 2 hereto, subject to the exceptions set forth in Schedule 2-A to Exhibit 2, will be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date.
4.1.10                          With respect to each Mortgage Loan, the Seller shall deliver within [__] days of the Closing Date a copy of the Diligence File for each Mortgage Loan together with a certification by an authorized officer of the Seller that such Diligence File contains all documents related to the origination or the servicing of the related Mortgage Loan;
4.1.11                          Upon written request of the Asset Representations Reviewer, it shall provide to the Asset Representations Reviewer (or the Special Servicer at its request) within [__] days, copies of all information, documents and records (including, but not limited to, records stored electronically on computer tapes, electronic discs, and similar media) reasonably available to the Seller relating to each Delinquent Mortgage Loan (as defined in the Pooling and Servicing Agreement) to enable the Asset Representations Reviewer to perform its duties under the Pooling and Servicing Agreement;
4.1.12                          The Seller acknowledges and agrees that in the event an Enforcing Party elects a Resolution Method pursuant to Section 2.04(b) of the Pooling and Servicing Agreement, the Seller shall abide by the selected Resolution Method and otherwise comply with the terms and provisions set forth in the Pooling and Servicing Agreement (including the exhibits thereto) related to the Resolution Method; [and]

4.1.13                          [The Seller shall timely deliver (or cause any Originator of the Mortgage Loans to timely deliver) to the Certificate Administrator each Retention Certificate required to be delivered pursuant to Section 3.33 of the Pooling and Servicing Agreement and, if the Seller or any Originator transfers its Required Sponsor Retention Amount or Required Originator Retention Amount, as applicable, as contemplated therein, the Seller shall cause its transferee or the transferee of such Originator to deliver any Retention Certificate required pursuant to Section 3.33 of the Pooling and Servicing Agreement; and][Applicable to offerings on or after December 24, 2016]
4.1.14                          Except for the agreed-upon procedures report obtained from the accounting firm engaged to provide procedures involving a comparison of information in loan files for the Mortgage Loans to information on a data tape relating to the Mortgage Loans (the "Accountants' Due Diligence Report"), the Mortgage Loan Seller has not obtained (and, through and including the Closing Date, will not obtain without the consent of the Purchaser) any "third party due diligence report" (as defined in Rule 15Ga-2 under the Exchange Act) in connection with the transactions contemplated herein and in the Prospectus and Private Placement Memorandum and, except for the accountants with respect to the Accountants' Due Diligence Report, the Mortgage Loan Seller has not employed (and, through and including the Closing Date, will not employ without the consent of the Purchaser) any third party to engage in any activity that constitutes "due diligence services" within the meaning of Rule 17g-10 under the Exchange Act in connection with the transactions contemplated herein and in the Prospectus and Private Placement Memorandum.  The Underwriters and Initial Purchasers are third-party beneficiaries of the provisions set forth in this Section 4.1.14.
Each of the representations, warranties and covenants made by Seller pursuant to this Section 4.1 shall survive the sale of the Mortgage Loans and shall continue in full force and effect notwithstanding any restrictive or qualified endorsement on the Mortgage Notes.
4.2            To induce Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as of the date hereof:
4.2.1            Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full power and authority to carry on its business as presently conducted by it.
4.2.2            Purchaser has full power and authority to acquire the Mortgage Loans, to execute and deliver this Agreement and to enter into and consummate all transactions contemplated by this Agreement.  Purchaser has duly and validly authorized the execution, delivery and performance of this Agreement and has duly and validly executed and delivered this Agreement.  This Agreement, assuming due authorization, execution and delivery by Seller, constitutes the valid, legal and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law.

4.2.3            No consent, approval, authorization or order of, registration or filing with, or notice to, any governmental authority or court is required, under federal or state law, for the execution, delivery and performance of or compliance by Purchaser with this Agreement, or the consummation by Purchaser of any transaction contemplated hereby that has not been obtained or made by Purchaser.
4.2.4            Neither the purchase of the Mortgage Loans nor the execution, delivery and performance of this Agreement by Purchaser will violate Purchaser's certificate of incorporation or by-laws or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in a breach of, any material agreement, contract, instrument or indenture to which Purchaser is a party or that may be applicable to Purchaser or its assets.
4.2.5            Purchaser's execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of any law, rule, writ, injunction, order or decree of any court, or order or regulation of any federal, state or municipal government agency having jurisdiction over Purchaser or its assets, which violation could materially and adversely affect the condition (financial or otherwise) or the operation of Purchaser or its assets or could materially and adversely affect its ability to perform its obligations and duties hereunder.
4.2.6            There are no actions or proceedings against, or investigations of, Purchaser pending or, to Purchaser's knowledge, threatened against Purchaser before any court, administrative agency or other tribunal, the outcome of which could reasonably be expected to adversely affect the transfer of the Mortgage Loans, the issuance of the Certificates, the execution, delivery or enforceability of this Agreement or have an effect on the financial condition of Purchaser that would materially and adversely affect the ability of Purchaser to perform its obligations under this Agreement.
4.2.7            Purchaser has not dealt with any broker, investment banker, agent or other person, other than Seller, the Underwriters, the Initial Purchasers and their respective affiliates, that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans or consummation of any of the transactions contemplated hereby.
4.2.8            The Purchaser (A) prepared one or more reports on Form ABS-15G (each, a "Form 15G") containing the findings and conclusions of the Accountants' Due Diligence Report and meeting the requirements of that Form 15G, Rule 15Ga-2, any other rules and regulations of the Commission and the Exchange Act; (B) provided a copy of the final draft of each such Form 15G to the Underwriters and Initial Purchasers at least [___] Business Days before the first sale in the offering contemplated by the Offering Documents; and (C) furnished each such Form 15G to the Commission on EDGAR at least five (5) Business Days before the first sale in the offering contemplated by the Offering Documents as required by Rule 15Ga-2.
To induce Seller to enter into this Agreement, Purchaser hereby covenants that the foregoing representations and warranties will be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date.

Each of the representations and warranties made by Purchaser pursuant to this Section 4.2 shall survive the purchase of the Mortgage Loans.
5.            REMEDIES UPON BREACH OF REPRESENTATIONS AND WARRANTIES MADE BY SELLER.
5.1            It is hereby acknowledged that Seller shall make for the benefit of the Trustee on behalf of the holders of the Certificates, whether directly or by way of Purchaser's assignment of its rights hereunder to the Trustee, the representations and warranties set forth on Exhibit 2 hereto (each as of the date hereof unless otherwise specified).
5.2            It is hereby further acknowledged that if any document required to be delivered to the Trustee (or the Custodian on its behalf) pursuant to Section 2 hereof is not delivered as and when required, not properly executed or is defective on its face, or if there is a breach of any of the representations and warranties required to be made by Seller regarding the characteristics of the Mortgage Loans and/or the related Mortgaged Properties as set forth in Exhibit 2 hereto, and in either case (i) the defect or breach materially and adversely affects the interests of the holders of the Certificates in the related Mortgage Loan or (ii) both (A) the defect or breach materially and adversely affects the value of the Mortgage Loan and (B) the Mortgage Loan is a Specially Serviced Mortgage Loan or Rehabilitated Mortgage Loan (any such defect described in the preceding clause (i) or (ii), a "Material Document Defect" and any such breach described in the preceding clause (i) or (ii), a "Material Breach"), the Pooling and Servicing Agreement requires any party thereunder that determines such Material Document Defect or Material Breach exists, to promptly so notify Seller, among others, in writing.  Seller may or, following receipt of a request to cure the related  Material Document Defect or Material Breach as provided under the Pooling and Servicing Agreement by a party thereto (a "Cure Request"), Seller shall, not later than 90 days from Seller's receipt of the notice of, and a Cure Request with respect to, such Material Document Defect or Material Breach, cure such Material Document Defect or Material Breach, as the case may be, in all material respects; provided, that if such Material Document Defect or Material Breach, as the case may be, cannot be corrected or cured in all material respects within such 90 day period, and such Material Document Defect or Material Breach would not cause the Mortgage Loan to be other than a "qualified mortgage" (as defined in the Code) but Seller is diligently attempting to effect such correction or cure, as certified by Seller in an Officer's Certificate delivered to the Trustee and the Custodian, then the cure period will be extended for an additional 90 days unless, solely in the case of a Material Document Defect, (x) the Mortgage Loan is then a Specially Serviced Mortgage Loan and a Servicing Transfer Event has occurred as a result of a monetary default or as described in clause (ii) or clause (v) of the definition of "Servicing Transfer Event" in the Pooling and Servicing Agreement and (y) the Material Document Defect was identified in a certification delivered to Seller by the Custodian (on behalf of the Trustee) pursuant to Section 2.02 of the Pooling and Servicing Agreement not less than [__] days prior to the Seller's receipt of the notice of such Material Document Defect.  The parties acknowledge that neither delivery of a certification or schedule of exceptions to Seller pursuant to Section 2.02 of the Pooling and Servicing Agreement or otherwise nor possession of such certification or schedule by Seller shall, in and of itself, constitute delivery of notice of any Material Document Defect or knowledge or awareness by Seller, the Master Servicer or the Special Servicer of any Material Document Defect listed therein.

5.3            Seller hereby covenants and agrees that, if any such Material Document Defect or Material Breach that exists cannot be corrected or cured in all material respects or Seller otherwise fails to correct or cure within the above cure periods, Seller shall, on or before the termination of such cure periods, either (i) repurchase the affected Mortgage Loan or REO Mortgage Loan (or interest therein) from Purchaser or its assignee at the Purchase Price as defined in the Pooling and Servicing Agreement, or (ii) if within the [_____]-month period commencing on the Closing Date (or prior to the [_____] anniversary of the Closing Date if the related Mortgage Loan is a "defective obligation" within the meaning of Section 860G(a)(4)(B)(ii) of the Code and Treasury Regulations Section 1.860G-2(f)), at its option replace, without recourse (other than the representations and warranties made with respect thereto), any Mortgage Loan or REO Mortgage Loan to which such defect relates with a Qualifying Substitute Mortgage Loan.  If such Material Document Defect or Material Breach would cause the Mortgage Loan to be other than a "qualified mortgage" (as defined in the Code), then notwithstanding the previous sentence or the previous paragraph, the cure, repurchase or substitution must occur within [__] days from the date Seller was notified of the defect or breach; provided, that in any event, any such cure, repurchase or substitution must occur no later than [__] days from the date of determination of the existence of a Material Document Defect or Material Breach as determined in Section 5.2 hereof.  Seller agrees that any substitution shall be completed in accordance with the terms, conditions and requirements of the Pooling and Servicing Agreement, including the payment of a substitution shortfall amount equal to the excess, if any, of the applicable Purchase Price for the Mortgage Loan or REO Mortgage Loan to be replaced, over the Stated Principal Balance of the applicable Qualifying Substitute Mortgage Loan (together with any additional amounts specified in the Pooling and Servicing Agreement).
Notwithstanding the foregoing provisions of this Section 5.3, in lieu of the Seller performing its obligations with respect to any Material Breach or Material Document Defect provided in this Section 5.3, to the extent that the Seller and the Purchaser (or, following the assignment of the Mortgage Loans to the Trust Fund, the Special Servicer on behalf of the Trust Fund, and, if no Control Termination Event has occurred and is continuing, with the consent of the Controlling Class Representative) are able to agree upon a cash payment payable by the Seller to the Purchaser (or its assignee) that would be deemed sufficient to compensate the Purchaser (or its assignee) for a Material Breach or Material Document Defect (a "Loss of Value Payment"), the Seller may elect, in its sole discretion, to pay such Loss of Value Payment to the Purchaser (or its assignee); provided that a Material Document Defect or a Material Breach as a result of a Mortgage Loan not constituting a "qualified mortgage", within the meaning of Code Section 860G(a)(3), may not be cured by a Loss of Value Payment.  [The Loss of Value Payment shall include the portion of any Liquidation Fees payable to the Special Servicer in respect of such Loss of Value Payment and the portion of fees and reimbursable expenses of the Asset Representations Reviewer attributable to the Asset Review of such Mortgage Loan.]  Upon its making such payment, the Seller shall be deemed to have cured such Material Breach or Material Document Defect in all respects.  Provided such payment is made, this paragraph describes the sole remedy available to the Purchaser and its assignees regarding any such Material Breach or Material Document Defect, and the Seller shall not be obligated to repurchase or replace the related Mortgage Loan or otherwise cure such Material Breach or Material Document Defect.
5.4            If (x) a Mortgage Loan is to be repurchased or replaced as contemplated above (a "Defective Mortgage Loan"), (y) such Defective Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans (such Defective Mortgage Loan and such other Mortgage Loans, collectively, "Crossed Mortgage Loans") and (z) the applicable document defect or breach does not constitute a Material Document Defect or Material Breach, as the case may be, as to such other Crossed Mortgage Loans (without regard to this paragraph), then the applicable document defect or breach (as the case may be) shall be deemed to constitute a Material Document Defect or Material Breach, as the case may be, as to each such other Crossed Mortgage Loan for purposes of the above provisions, and Seller shall be obligated to repurchase or replace each such other Crossed Mortgage Loan in accordance with the provisions above, unless, in the case of such breach or document defect, (A) Seller provides a Nondisqualification Opinion to the Trustee at the expense of Seller and (B) both of the following conditions would be satisfied if Seller were to repurchase or replace only those Mortgage Loans as to which a Material Breach or Material Document Defect had occurred without regard to this paragraph (the "Affected Loan(s)"):  (i) the Debt Service Coverage Ratio for all those Crossed Mortgage Loans (excluding the Affected Loan(s)) for the [_____] calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (A) [___]x below the debt service coverage ratio for all such Crossed Mortgage Loans (including the Affected Loans(s)) set forth in Annex A-1 to the Prospectus and (B) the Debt Service Coverage Ratio for all such Crossed Mortgage Loans (including the Affected Loan(s)) for the [_____] preceding calendar quarters preceding the repurchase or replacement, and (ii) the Loan-to-Value Ratio for all such Crossed Mortgage Loans (excluding the Affected Loan(s)) is not greater than the greater of (A) the loan-to-value ratio, expressed as a whole number (taken to one decimal place), for all such Crossed Mortgage Loans (including the Affected Loan(s)) set forth in Annex A-1 to the Prospectus plus [__]% and (B) the Loan-to-Value Ratio for all such Crossed Mortgage Loans (including the Affected Loans(s)), at the time of repurchase or replacement.  The determination of the Master Servicer as to whether the conditions set forth above have been satisfied shall be conclusive and binding in the absence of manifest error.  The Master Servicer will be entitled to cause to be delivered, or direct Seller to (in which case Seller shall) cause to be delivered to the Master Servicer, an Appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (ii) above has been satisfied, in each case at the expense of Seller if the scope and cost of the Appraisal is approved by Seller (such approval not to be unreasonably withheld).
5.5            With respect to any Defective Mortgage Loan, to the extent that Seller is required to repurchase or substitute for such Defective Mortgage Loan in the manner set forth in Section 5.4 while the Custodian (on behalf of the Trustee, as assignee of Purchaser) continues to hold any related Crossed Mortgage Loan, Seller and Purchaser hereby agree to forebear from enforcing any remedies against the other's Primary Collateral but may exercise remedies against the Primary Collateral securing their respective Mortgage Loans, including with respect to the Trustee, the Primary Collateral securing the Mortgage Loans still held by the Trustee, so long as such exercise does not impair the ability of the other party to exercise its remedies against its Primary Collateral.  If the exercise of remedies by one party would impair the ability of the other party to exercise its remedies with respect to the Primary Collateral securing the Mortgage Loan or Mortgage Loans held by such party, then both parties shall forbear from exercising such remedies until the loan documents evidencing and securing the relevant Mortgage Loans can be modified in a manner that complies with the Pooling and Servicing Agreement to remove the threat of impairment as a result of the exercise of remedies.  Any reserve or other cash collateral or letters of credit securing the Crossed Mortgage Loans shall be allocated between such

Mortgage Loans in accordance with the Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.  All other terms of the Mortgage Loans shall remain in full force and effect, without any modification thereof.  The Mortgagors set forth on Schedule A hereto are intended third-party beneficiaries of the provisions set forth in Section 5.4 and this Section 5.5.  The provisions of this paragraph and the preceding paragraph may not be modified with respect to any Mortgage Loan without the related Mortgagor's consent.
5.6            Any of the following document defects shall be conclusively presumed to materially and adversely affect the interests of Certificateholders in a Mortgage Loan and be a Material Document Defect:  (a) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity that appears to be regular on its face (if such absence results from Seller's failure to deliver such item); (b) the absence from the Mortgage File of the original signed Mortgage (or, with respect to any Non-Serviced Mortgage Loan, a copy thereof) that appears to be regular on its face, unless there is included in the Mortgage File a certified copy of the Mortgage by the local authority with which the Mortgage was recorded (if such absence results from Seller's failure to deliver such item); (c) the absence from the Mortgage File of the item specified in paragraph 2.2.8 (if such absence results from Seller's failure to deliver such item); (d) the absence from the Mortgage File of the original or a copy of any letter of credit in effect as of the Closing Date (if such absence results from Seller's failure to deliver such item); or (e) the absence from the Mortgage File of a copy of the item specified in paragraph 2.2.10 (if such absence results from Seller's failure to deliver such item) if the related Mortgage Loan is secured only by the related ground lease, space lease or air rights lease.
5.7            If Seller disputes that a Material Document Defect or Material Breach exists with respect to a Mortgage Loan or otherwise refuses (i) to effect a correction or cure of such Material Document Defect or Material Breach, (ii) to repurchase the affected Mortgage Loan from Purchaser or its assignee or (iii) to replace such Mortgage Loan with a Qualifying Substitute Mortgage Loan, each in accordance with this Agreement, then provided that (x) the period of time provided for Seller to correct, repurchase or cure has expired and (y) the Mortgage Loan is then in default and is then a Specially Serviced Mortgage Loan, the Special Servicer may, subject to the Servicing Standard, modify, workout or foreclose, sell or otherwise liquidate (or permit the liquidation of) the Mortgage Loan pursuant to the Pooling and Servicing Agreement, while pursuing the repurchase claim.  Seller acknowledges and agrees that any modification of the Mortgage Loan pursuant to a workout shall not constitute a defense to any repurchase claim nor shall such modification and workout change the Purchase Price due from Seller for any repurchase claim.  In the event of any such modification and workout, Seller shall be obligated to repurchase the Mortgage Loan as modified and the Purchase Price shall include any Workout Fee paid to the Special Servicer up to the date of repurchase plus the present value (calculated at the applicable Calculation Rate) of the Workout Fee that would have been payable to the Special Servicer in respect of such Mortgage Loan if the Mortgage Loan performed in accordance with its terms to its Maturity Date, provided that no amount shall be paid by Seller in respect of any Workout Fee if a Liquidation Fee already comprises a portion of the Purchase Price or if the related Mortgagor has already paid such fee.  Seller is entitled to be notified promptly and in writing by the Special Servicer of any offer that it receives to purchase the applicable Mortgage Loan or related REO Property, each in connection with such liquidation.  Any sale of the related

Mortgage Loan, or foreclosure upon such Mortgage Loan and sale of the related REO Property, to a Person other than Seller shall be without (i) recourse of any kind (either expressed or implied) by such Person against Seller and (ii) representation or warranty of any kind (either expressed or implied) by Seller to or for the benefit of such Person.
5.8            (a) If Seller (i) receives from any Person (other than the Depositor) any request or demand for repurchase or replacement of a Mortgage Loan because of a breach of a representation or warranty or a document defect (any such request or demand for repurchase or replacement, a "Repurchase Request"); (ii) rejects any Repurchase Request or is in dispute with the Person making any Repurchase Request as to the merits of such Repurchase Request (a "Dispute"); or (iii) receives any withdrawal of a Repurchase Request by the Person making such Repurchase Request, then Seller shall deliver notice of such Repurchase Request, rejection, Dispute or withdrawal (each, a "15Ga-1 Notice") to the Depositor within [_____] Business Days of Seller's receipt thereof (or in the case of a rejection or Dispute, the occurrence thereof).
(b)            Seller shall provide to the Depositor relevant portions of any Form ABS-15G that Seller is required to file with the Commission (only to the extent that such portions relate to the Mortgage Loans) on or before the date that is [_____] Business Days before the date such Form ABS-15G is required to be filed with the Commission.  Promptly upon request, the Depositor shall provide or cause to be provided to Seller such information regarding the principal balances of the Mortgage Loans in order for Seller to prepare any such form ABS-15G.
(c)            Seller agrees that a Repurchase Request Recipient (as defined in the Pooling and Servicing Agreement) will not, in connection with providing Seller with any 15Ga-1 Notice (as defined in the Pooling and Servicing Agreement), be required to provide any information protected by the attorney-client privilege or attorney work product doctrines.  In addition, Seller hereby acknowledges that (i) any 15Ga-1 Notice provided pursuant to Section 2.02(g) of the Pooling and Servicing Agreement is so provided only to assist the Purchaser, Seller and their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to Section 2.02(g) of the Pooling and Servicing Agreement by a Repurchase Request Recipient shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to this Agreement, including with respect to any Repurchase Request that is the subject of a Rule 15Ga-1 Notice (as defined in the Pooling and Servicing Agreement).
(d)            Seller represents and warrants that any information Seller provides to the Depositor pursuant to this Section 5.8 shall be true, complete and correct as of the date Seller provides such information to the Depositor.
5.9            The fact that a Material Document Defect or Material Breach is not discovered until after completion of foreclosure (but in all instances prior to the sale of the related REO Property) shall not prejudice any claim against Seller for repurchase of the REO Property (or the Issuing Entity's interest therein).  If the Master Servicer or Special Servicer, as applicable, notifies Seller of the discovery of the Material Document Defect or Material Breach then Seller shall have 90 days to correct or cure such Material Document Defect or Material Breach or purchase the REO Property (or the Issuing Entity's interest therein) at the Purchase Price.  After a final liquidation of the Mortgage Loan or REO Property, if a court of competent jurisdiction issues a final order after the expiration of any applicable appeal period that Seller is or was obligated to repurchase the related Mortgage Loan or REO Property (or the Issuing Entity's interest therein) (a "Final Judicial Determination") or Seller otherwise accepts liability, then, but in no event later than the termination of the Trust pursuant to Section 9.01 of the Pooling and Servicing Agreement, Seller will be obligated to pay to the Issuing Entity the difference between any Liquidation Proceeds received upon such liquidation in accordance with the Pooling and Servicing Agreement (including those arising from any sale to Seller) and the Purchase Price.
5.10            Reserved.
5.11            The obligations of Seller set forth in this Section 5 to cure a Material Document Defect or a Material Breach or repurchase or replace a defective Mortgage Loan or pay the Loss of Value Payment constitute the sole remedies of Purchaser or its assignees with respect to a Material Document Defect or Material Breach in respect of an outstanding Mortgage Loan; provided, that this limitation shall not in any way limit Purchaser's rights or remedies upon breach of any other representation or warranty or covenant by Seller set forth in this Agreement (other than those set forth in Exhibit 2).
5.12            Notwithstanding the foregoing, if there is a breach of the representations and warranties set forth in paragraph [__] or paragraph [__] in Exhibit 2 hereto, and as a result the payments, by a Mortgagor, of reasonable costs and expenses associated with securing the consent or approval of the holder of the Mortgage for a waiver of a "due-on-sale" or "due-on-encumbrance" clause or the defeasance of a Mortgage Loan are insufficient such that the Issuing Entity incurs an Additional Trust Expense in an amount equal to such reasonable costs and expenses not paid by such Mortgagor, Seller hereby covenants and agrees to reimburse the Issuing Entity within 90 days of the receipt of notice of such breach in an amount sufficient to avoid such Additional Trust Expense (including, if applicable, the amount of any fees and expenses of the Asset Representations Reviewer related to the Asset Review of such Mortgage Loan).The parties hereto acknowledge that such reimbursement shall be the only obligation of Seller with respect to the breach discussed in the previous sentence.
5.13            Notwithstanding the foregoing, Purchaser and Seller hereby acknowledge and agree that Seller has retained the right of the lender under the Mortgage Loan documents with respect to the Mortgage Loans to receive a percentage of the economic benefit associated with the ownership of the successor borrower, and to designate and establish the successor borrower and to purchase or cause the purchase on behalf of the related borrower of the related defeasance collateral, if there is a defeasance of such Mortgage Loan ("Bank of America Lender Successor Borrower Right").  Purchaser shall cause the Pooling and Servicing Agreement to provide that (i) if the Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan subject to defeasance, then the Master Servicer shall provide upon receipt of such notice, written notice of such defeasance request to Seller or its assignee and (ii) until such time as Seller provides written notice to the contrary, notice of a defeasance of a Mortgage Loan with Bank of America Lender Successor Borrower Right shall be delivered to Seller pursuant to the notice provisions of the Pooling and Servicing Agreement.

5.14            The Pooling and Servicing Agreement shall provide that (a) any party that is required to report the discovery of a Material Document Defect or Material Breach shall give written notice promptly to Seller of any such discovery and (b) the Master Servicer shall give prompt written notice to Seller if any Mortgage Loan becomes a Specially Serviced Mortgage Loan (as defined in the Pooling and Servicing Agreement).
5.15            If Seller repurchases any Mortgage Loan pursuant to this Section 5, Purchaser or its assignee, following receipt by the Trustee of the Purchase Price therefor, promptly shall deliver or cause to be delivered to Seller all Mortgage Loan documents with respect to such Mortgage Loan, and each document that constitutes a part of the Mortgage File that was endorsed or assigned to the Trustee shall be endorsed and assigned to Seller in the same manner such that Seller shall be vested with legal and beneficial title to such Mortgage Loan, in each case without recourse, including any property acquired in respect of such Mortgage Loan or proceeds of any insurance policies with respect thereto.
6.            CLOSING.
6.1            The closing of the sale of the Mortgage Loans shall be held at the offices of [ADDRESS] at [TIME], New York time, on the Closing Date.  The closing shall be subject to each of the following conditions:
6.1.1            All of the representations and warranties of Seller and Purchaser specified in Section 4 hereof (including, without limitation, the representations and warranties set forth on Exhibit 2 hereto) shall be true and correct as of the Closing Date (to the extent of the standard, if any, set forth in each representation and warranty).
6.1.2            All Closing Documents specified in Section 7 hereof, in such forms as are agreed upon and reasonably acceptable to Seller or Purchaser, as applicable, shall be duly executed and delivered by all signatories as required pursuant to the respective terms thereof.
6.1.3            Seller shall have delivered and released to Purchaser or its designee all documents required to be delivered to Purchaser as of the Closing Date pursuant to Section 2 hereof.
6.1.4            The result of the examination and audit performed by Purchaser and its affiliates pursuant to Section 3 hereof shall be satisfactory to Purchaser and its affiliates in their sole determination and the parties shall have agreed to the form and contents of Seller's Information to be disclosed in the Free Writing Prospectus, the Preliminary Memorandum, the Final Memorandum and the Prospectus.
6.1.5            All other terms and conditions of this Agreement required to be complied with on or before the Closing Date shall have been complied with, and Seller and Purchaser shall have the ability to comply with all terms and conditions and perform all duties and obligations required to be complied with or performed after the Closing Date.
6.1.6            Seller shall have paid all fees and expenses payable by it to Purchaser pursuant to Section 8 hereof.

6.1.7            The Private Certificates shall have received the ratings indicated in the Final Memorandum and the Public Certificates shall have received the ratings indicated in the Free Writing Prospectus.
6.1.8            No Underwriter shall have terminated the Underwriting Agreement and none of the Initial Purchasers shall have terminated the Certificate Purchase Agreement or suspended, delayed or otherwise cancelled the Closing Date.
6.1.9            Seller shall have received the purchase price for the Mortgage Loans pursuant to Section 1 hereof.
6.1.10       The Seller shall have executed and delivered the Credit Risk Retention Compliance Agreement.
6.2            Each party agrees to use its best efforts to perform its respective obligations hereunder in a manner that will enable Purchaser to purchase the Mortgage Loans on the Closing Date.
7.            CLOSING DOCUMENTS.  The Closing Documents shall consist of the following:
7.1            This Agreement duly executed by Purchaser and Seller.
7.2            A certificate of Seller, executed by a duly authorized officer of Seller and dated the Closing Date, and upon which the Purchaser, its successors and assigns, and the Underwriters and the Initial Purchasers may rely, to the effect that:  (i) the representations and warranties of Seller in this Agreement are true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date, provided that any representations and warranties made as of a specified date shall be true and correct as of such specified date; and (ii) Seller has complied with all agreements and satisfied all conditions on its part to be performed or satisfied on or prior to the Closing Date.
7.3            True, complete and correct copies of Seller's articles of association and bylaws.
7.4            A certificate of good standing with respect to Seller from the Comptroller of the Currency of the United States dated not earlier than [__] days prior to the Closing Date.
7.5            A certificate of the Secretary or Assistant Secretary of Seller, dated the Closing Date, and upon which Purchaser, its successors and assigns, the Underwriters and the Initial Purchasers may rely, to the effect that each individual who, as an officer or representative of Seller, signed this Agreement or any other document or certificate delivered on or before the Closing Date in connection with the transactions contemplated herein, was at the respective times of such signing and delivery, and is as of the Closing Date, duly elected or appointed, qualified and acting as such officer or representative, and the signatures of such persons appearing on such documents and certificates are their genuine signatures.
7.6            An opinion of counsel (which, other than as to the opinion described in paragraph 7.6.4(C) (but only insofar as it relates to any law, rule or regulation of a federal or state governmental authority) and paragraph 7.6.6 below, may be in-house counsel) to Seller, dated the Closing Date, and addressed to Purchaser, the Underwriters and the Initial Purchasers, substantially to the effect of the following (with such changes and modifications as Purchaser may approve and subject to such counsel's reasonable qualifications):
7.6.1            Seller is validly existing under the laws of the United States and has full corporate or organizational power and authority to enter into and perform its obligations under this Agreement.
7.6.2            This Agreement has been duly authorized, executed and delivered by Seller.
7.6.3            No consent, approval, authorization or order of any federal court or governmental agency or body is required for the consummation by Seller of the transactions contemplated by the terms of this Agreement except any approvals as have been obtained.
7.6.4            Neither the execution, delivery or performance of this Agreement by Seller, nor the consummation by Seller of any of the transactions contemplated by the terms of this Agreement (A) conflicts with or results in a breach or violation of, or constitutes a default under, the organizational documents of Seller, (B) to the knowledge of such counsel, constitutes a default under any term or provision of any material agreement, contract, instrument or indenture, to which Seller is a party or by which it or any of its assets is bound or results in the creation or imposition of any lien, charge or encumbrance upon any of its property pursuant to the terms of any such indenture, mortgage, contract or other instrument, other than pursuant to this Agreement, or (C) conflicts with or results in a breach or violation of any law, rule, regulation, order, judgment, writ, injunction or decree of any federal or State of New York court or governmental authority having jurisdiction over Seller or its assets, except where in any of the instances contemplated by clauses (B) or (C) above, any conflict, breach or default, or creation or imposition of any lien, charge or encumbrance, will not have a material adverse effect on the consummation of the transactions contemplated hereby by Seller or materially and adversely affect its ability to perform its obligations and duties hereunder or result in any material adverse change in the business, operations, financial condition, properties or assets of Seller, or in any material impairment of the right or ability of Seller to carry on its business substantially as now conducted.
7.6.5            To his or her knowledge, there are no legal or governmental actions, investigations or proceedings pending to which Seller is a party, or threatened against Seller, (a) asserting the invalidity of this Agreement or (b) which materially and adversely affect the performance by Seller of its obligations under, or the validity or enforceability of, this Agreement.
7.6.6            This Agreement is a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforcement may be limited by (1) laws relating to bankruptcy, insolvency, reorganization, receivership or moratorium, (2) other laws relating to or affecting the rights of creditors generally, (3) general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law) or (4) public policy considerations underlying the securities laws, to the extent that such public policy considerations limit the enforceability of the provisions of this Agreement that purport to provide indemnification from liabilities under applicable securities laws.
Such opinion may express its reliance as to factual matters on, among other things specified in such opinion, the representations and warranties made by, and on certificates or other documents furnished by officers of, the parties to this Agreement.
In rendering the opinions expressed above, such counsel may limit such opinions to matters governed by the federal laws of the United States and the corporate laws of the State of Delaware and the State of New York, as applicable.
7.7            Such other opinions of counsel as any Rating Agency may request in connection with the sale of the Mortgage Loans by Seller to Purchaser or Seller's execution and delivery of, or performance under, this Agreement, in each case also addressed to the Purchaser, the Underwriters and the Initial Purchasers.
7.8            A negative assurance letter, dated the Closing Date and addressed to the Purchaser, the Underwriters, and the Initial Purchasers, in form reasonably acceptable to Purchaser, the Underwriters, and the Initial Purchasers, as to the disclosure provided by Seller to Purchaser with respect to itself and the Mortgage Loans for inclusion in the Free Writing Prospectus, the Preliminary Memorandum, the Final Memorandum and the Prospectus.
7.9            An opinion of counsel, dated the Closing Date and addressed to Purchaser and the Underwriters, in form reasonably acceptable to Purchaser and the Underwriters, that such disclosure complies as to form with the applicable requirements of Regulation AB with respect to Seller's role as "Sponsor" and as an "Originator" (or, if Seller was not the originator with respect to any Mortgage Loan, the role of the related originator as an "Originator") (each as defined in Regulation AB) in connection with the Certificates.
7.10            A letter from a nationally recognized certified public accounting firm in form reasonably acceptable to Purchaser, the Underwriters and the Initial Purchasers, dated the date hereof, addressed to Purchaser, the Underwriters and the Initial Purchasers, to the effect that they have performed certain specified procedures as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Free Writing Prospectus, the Preliminary Memorandum, the Final Memorandum, and the Prospectus agrees with the records of Seller.
7.11            Such further certificates, opinions and documents as Purchaser may reasonably request.
7.12            An officer's certificate of Purchaser, dated the Closing Date, with the resolutions of Purchaser authorizing the transactions described herein attached thereto, together with certified copies of the charter, by-laws and certificate of good standing of Purchaser dated not earlier than [__] days prior to the Closing Date.
7.13            Such other certificates of Purchaser's officers or others and such other documents to evidence fulfillment of the conditions set forth in this Agreement as Seller or its counsel may reasonably request.

7.14            An executed Bill of Sale.
8.            COSTS.  Seller shall pay Purchaser the costs and expenses as agreed upon by Seller and Purchaser in a separate Memorandum of Understanding dated as of [DATE] and entered into between Seller and [PURCHASER] in connection with this Agreement and the issuance of the Certificates (the "MOU").
9.            NOTICES.  All communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if (a) personally delivered, (b) mailed by registered or certified mail, postage prepaid and received by the addressee, (c) sent by express courier delivery service and received by the addressee, or (d) transmitted by facsimile transmission (or any other type of electronic transmission agreed upon by the parties) and confirmed by a writing delivered by any of the means described in (a), (b) or (c), if (i) to Purchaser, addressed to [PURCHASER], [ADDRESS], or if (ii) to Seller, addressed to [SPONSOR], [ADDRESS], and with a copy to: [SPONSOR'S COUNSEL], [ADDRESS], facsimile number: [FAX] (or to such other address as may hereafter be furnished in writing by Seller).
10.            SEVERABILITY OF PROVISIONS.  Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.  Any part, provision, representation, warranty or covenant of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof.
11.            FURTHER ASSURANCES.  Seller and Purchaser each agree to execute and deliver such instruments and take such actions as the other may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement and the Pooling and Servicing Agreement.
12.            SURVIVAL.  Each party hereto agrees that the representations, warranties and agreements made by it herein and in any certificate or other instrument delivered pursuant hereto shall be deemed to be relied upon by the other party, notwithstanding any investigation heretofore or hereafter made by the other party or on its behalf, and that the representations, warranties and agreements made by such other party herein or in any such certificate or other instrument shall survive the delivery of and payment for the Mortgage Loans and shall continue in full force and effect, notwithstanding any restrictive or qualified endorsement on the Mortgage Notes and notwithstanding subsequent termination of this Agreement.
13.            GOVERNING LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.  THIS AGREEMENT AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK.  THE PARTIES HERETO INTEND

THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.
EACH PARTY HERETO WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST THE OTHER PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  EACH PARTY HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, ANY ASSIGNMENT OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY ASSIGNMENT.
TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY (I) SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE AND FEDERAL COURTS SITTING IN NEW YORK CITY WITH RESPECT TO MATTERS ARISING OUT OF OR RELATING TO THIS AGREEMENT; (II) AGREES THAT ALL CLAIMS WITH RESPECT TO SUCH MATTERS MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURTS; (III) WAIVES THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING INVOLVING SUCH CLAIMS IN ANY SUCH COURT; AND (IV) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.
14.            BENEFITS OF MORTGAGE LOAN PURCHASE AGREEMENT.  This Agreement shall inure to the benefit of and shall be binding upon Seller, Purchaser and their respective successors, legal representatives, and permitted assigns, and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained, this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that the rights and obligations of Purchaser pursuant to Sections 2, 4.1 (other than clause 4.1.7), 5, 9, 10, 11, 12, 13, 15 and 16 hereof may be assigned to the Trustee as may be required to effect the purposes of the Pooling and Servicing Agreement and, upon such assignment, the Trustee shall succeed to the rights and obligations hereunder of Purchaser.  No owner of a Certificate issued pursuant to the Pooling and Servicing Agreement shall be deemed a successor or permitted assign because of such ownership.

15.            MISCELLANEOUS.  This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.  The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.  The rights and obligations of Seller under this Agreement shall not be assigned by Seller without the prior written consent of Purchaser, except that any person into which Seller may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which Seller is a party, or any person succeeding to the entire business of Seller shall be the successor to Seller hereunder.
16.            ENTIRE AGREEMENT.  This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof (other than the MOU (solely with respect to those portions of this Agreement that are not assigned to the Trustee), Bill of Sale, the Indemnification Agreement and the Pooling and Servicing Agreement), and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.  The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
[Signature pages follow.]

IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed by their respective duly authorized officers on the date first above written.
[SPONSOR]
By:	_____________________________ Name: Title:
[PURCHASER]
By:	____________________________ Name: Title:

Mortgage Loan Purchase Agreement

EXHIBIT 1
 MORTGAGE LOAN SCHEDULE
•	Mortgage Loan Seller
•	Loan Number
•	Property Name
•	Street Address
•	City
•	State
•	Date of Maturity
•	Cut-off Date Balance
•	Note Date
•	Original Term to Maturity or ARD
•	Remaining Term to Maturity or ARD
•	Original Amortization
•	Note Rate
•	ARD Loan (Yes/No)
•	Master Servicing Fee Rate
•	Pari Passu Loan Primary Servicing Fee Rate
[See attached]

1-1

[CERTIFICATE CAPTION] Mortgage Loan Schedule
[SPONSOR]

1-2

EXHIBIT 2
REPRESENTATIONS AND WARRANTIES REGARDING
 INDIVIDUAL MORTGAGE LOANS
[REPRESENTATIONS AND WARRANTIES CONFORMING TO PROSPECTUS DESCRIPTION TO BE ADDED]
2-1

Schedule 2‑A
EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES REGARDING
INDIVIDUAL MORTGAGE LOANS

EXHIBIT I ID#	Mortgage Loan	Representation	Exception

Sch. 2-A-1

Schedule 2-B
List of Cross-Collateralized or Cross-Defaulted Mortgage Loans
Sch. 2-B-1

EXHIBIT 3
FORM OF BILL OF SALE
1.            Parties.  The parties to this Bill of Sale are the following:
Seller:	[SPONSOR]

Purchaser:	[PURCHASER]

2.            Sale.  For value received, Seller hereby conveys to Purchaser, without recourse, all right, title and interest, whether now owned or hereafter acquired, in and to the Mortgage Loans identified on Exhibit 1 (the "Mortgage Loan Schedule") to the Mortgage Loan Purchase Agreement, dated [DATE] (the "Mortgage Loan Purchase Agreement"), between Seller and Purchaser and all of the following property:
(a)            All accounts, general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, advices of credit and investment property consisting of, arising from or relating to any of the following property:  the Mortgage Loans identified on the Mortgage Loan Schedule including the related Mortgage Notes, Mortgages, security agreements, and title, hazard and other insurance policies, all distributions with respect thereto payable after the Cut-Off Date, all substitute or replacement Mortgage Loans and all distributions with respect thereto, and the Mortgage Files;
(b)            All accounts, general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, advices of credit, investment property, and other rights arising from or by virtue of the disposition of, or collections with respect to, or insurance proceeds payable with respect to, or claims against other Persons with respect to, all or any part of the collateral described in clause (a) above (including any accrued discount realized on liquidation of any investment purchased at a discount); and
(c)            All cash and non-cash proceeds of the collateral described in clauses (a) and (b) above.
3.            Purchase Price.  The par amount equal to $[_________] (plus accrued interest and subject to certain adjustments pursuant to that certain Memorandum of Understanding dated as of [DATE] and entered into between Seller and [PURCHASER]).
4.            Definitions.  Terms used but not defined herein shall have the meanings assigned to them in the Mortgage Loan Purchase Agreement.
3-1

IN WITNESS WHEREOF, each of the parties hereto has caused this Bill of Sale to be duly executed and delivered on the Closing Date (as defined in the Mortgage Loan Purchase Agreement).

SELLER:	[SPONSOR]

By:
Name:
Title:

PURCHASER:	[PURCHASER]

By:
Name:
Title:

3-2

EXHIBIT 4
FORM OF LIMITED POWER OF ATTORNEY
TO [CUSTODIAN] AND [SPECIAL SERVICER] WITH RESPECT TO [CERTIFICATE CAPTION]
KNOW ALL MEN BY THESE PRESENTS:
WHEREAS, pursuant to the terms of the Mortgage Loan Purchase Agreement dated [DATE] (the "Mortgage Loan Purchase Agreement"), between [SPONSOR] ("Seller") and [DEPOSITOR] ("Depositor"), Seller is selling certain multifamily and commercial mortgage loans (the "Mortgage Loans") to Depositor;
WHEREAS, pursuant to the terms of the Pooling and Servicing Agreement dated as of [DATE] (the "Pooling and Servicing Agreement"), between the Depositor, [MASTER SERVICER], as master servicer (the "Master Servicer"), [SPECIAL SERVICER], as special servicer (the "Special Servicer"), [OPERATING ADVISOR], as operating advisor (the "Operating  Advisor"), [TRUSTEE], as trustee (the "Trustee"), [CERTIFICATE ADMINISTRATOR], as certificate administrator (the "Certificate Administrator"), [CUSTODIAN], as custodian (the "Custodian"), [CERTIFICATE REGISTRAR], as certificate registrar (the "Certificate Registrar"), and [AUTHENTICATING AGENT], as authenticating agency (the "Authenticating Agent"), both the Trustee and the Special Servicer are granted certain powers, responsibilities and authority in connection with the completion and the filing and recording of assignments of mortgage, deeds of trust or similar documents, Form UCC-3 assignments of financing statements, reassignments of assignments of leases, rents and profits and other Mortgage Loan documents required to be filed or recorded in appropriate public filing and recording offices;
WHEREAS, Seller has agreed to provide this Limited Power of Attorney pursuant to the Mortgage Loan Purchase Agreement;
NOW, THEREFORE, Seller does hereby make, constitute and appoint the Custodian (on behalf of the Trustee), acting solely in its capacity as Custodian under, and in accordance with the terms of, the Pooling and Servicing Agreement, Seller's true and lawful agent and attorney-in-fact with respect to each Mortgage Loan in Seller's name, place and stead:  (i) to complete (to the extent necessary) and to cause to be submitted for filing or recording in the appropriate public filing or recording offices, all assignments of mortgage, deeds of trust or similar documents, assignments or reassignments of rents, leases and profits, in each case in favor of the Trustee, as set forth in the definition of "Mortgage File" in Section 1.01 of the Pooling and Servicing Agreement, that have been received by the Trustee or a Custodian on its behalf, and all Form UCC-3 assignments of financing statements and all other comparable instruments or documents with respect to the Mortgage Loans which are customarily and reasonably necessary or appropriate to assign agreements, documents and instruments pertaining to the Mortgage Loans, in each case in favor of the Trustee as set forth in the definition of "Mortgage File" in, and in accordance with Section 1.01 of, the Pooling and Servicing Agreement, and to evidence, provide notice of and perfect such assignments and conveyances in favor of the Trustee in the public records of the appropriate filing and recording offices; and (ii) to file or record in the appropriate public filing or recording offices, all other Mortgage Loan documents to be recorded under the terms of the Pooling and Servicing Agreement or any such Mortgage Loan documents
4-1

which have not been submitted for filing or recordation by Seller on or before the date hereof or which have been so submitted but are subsequently lost or returned unrecorded or unfiled as a result of actual or purported defects therein, in order to evidence, provide notice of and perfect such documents in the public records of the appropriate filing and recording offices.  Notwithstanding the foregoing, this Limited Power of Attorney shall grant to the Custodian (on behalf of the Trustee) and the Special Servicer only such powers, responsibilities and authority as are set forth in Section 2.1 of the Mortgage Loan Purchase Agreement.
Seller does also hereby make, constitute and appoint the Special Servicer, acting solely in its capacity as Special Servicer under the Pooling and Servicing Agreement, Seller's true and lawful agent and attorney-in-fact with respect to the Mortgage Loans in Seller's name, place and stead solely to exercise and perform all of the rights, authority and powers of the Custodian (on behalf of the Trustee) as set forth in the preceding paragraph in the event of the failure or the incapacity of the Custodian to do so for any reason.  As between the Special Servicer and any third party, no evidence of the failure or incapacity of the Custodian shall be required and such third party may rely upon the Special Servicer's written statement that it is acting pursuant to the terms of this Limited Power of Attorney.
The enumeration of particular powers herein is not intended in any way to limit the grant to either the Custodian (on behalf of the Trustee) or the Special Servicer as Seller's attorney-in-fact of full power and authority with respect to the Mortgage Loans to complete (to the extent necessary), file and record any documents, instruments or other writings referred to above as fully, to all intents and purposes, as Seller might or could do if personally present, hereby ratifying and confirming whatsoever such attorney-in-fact shall and may do by virtue hereof; and Seller agrees and represents to those dealing with such attorney-in-fact that they may rely upon this Limited Power of Attorney until termination thereof under the provisions of the second following paragraph below.  As between Seller, the Depositor, the Master Servicer, the Special Servicer, the Custodian, the Issuing Entity and the Certificateholders, neither the Custodian nor the Special Servicer may exercise any right, authority or power granted by this Limited Power of Attorney in a manner which would violate the terms of the Pooling and Servicing Agreement, but any and all third parties dealing with either the Custodian (on behalf of the Trustee) or the Special Servicer as Seller's attorney-in-fact may rely completely, unconditionally and conclusively on the authority of the Custodian or the Special Servicer, as applicable, and need not make any inquiry about whether the Custodian or the Special Servicer is acting pursuant to the Pooling and Servicing Agreement.  Any purchaser, title insurance company or other third party may rely upon a written statement by either the Custodian or the Special Servicer that any particular Mortgage Loan or related mortgaged real property in question is subject to and included under this Limited Power of Attorney and the Pooling and Servicing Agreement.
Any act or thing lawfully done hereunder by either the Custodian (on behalf of the Trustee) or the Special Servicer shall be binding on Seller and Seller's successors and assigns.
This Limited Power of Attorney shall continue in full force and effect with respect to the Custodian (on behalf of the Trustee) and the Special Servicer, as applicable, until the earliest occurrence of any of the following events:
(1)	with respect to the Custodian (on behalf of the Trustee), the termination of the Custodian and its replacement with a successor Custodian under the terms of the Pooling and Servicing Agreement;

4-2

(2)	with respect to the Special Servicer, the termination of the Special Servicer and its replacement with a successor Special Servicer under the terms of the Pooling and Servicing Agreement;
(3)	with respect to the Custodian (on behalf of the Trustee), the appointment of a receiver or conservator with respect to the business of the Custodian, or the filing of a voluntary or involuntary petition in bankruptcy by or against the Custodian;
(4)	with respect to the Special Servicer, the appointment of a receiver or conservator with respect to the business of the Special Servicer, or the filing of a voluntary or involuntary petition in bankruptcy by or against the Special Servicer;
(5)	with respect to each of the Custodian (on behalf of the Trustee) and the Special Servicer and any Mortgage Loan, such Mortgage Loan is no longer a part of the Issuing Entity;
(6)	with respect to each of the Custodian (on behalf of the Trustee) and the Special Servicer, the termination of the Pooling and Servicing Agreement in accordance with its terms; and
(7)	with respect to the Special Servicer, the occurrence and continuance of, or failure to cure, any of the events described under Section 7.01(a) of the Pooling and Servicing Agreement with respect to the Special Servicer.
Nothing herein shall be deemed to amend or modify the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreement or the respective rights, duties or obligations of Seller under the Mortgage Loan Purchase Agreement, and nothing herein shall constitute a waiver of any rights or remedies under the Pooling and Servicing Agreement.
Capitalized terms used but not defined herein have the respective meanings assigned thereto in the Mortgage Loan Purchase Agreement or, if not defined therein, then in the Pooling and Servicing Agreement.
THIS POWER OF ATTORNEY AND THE RIGHTS, DUTIES, OBLIGATIONS AND RESPONSIBILITIES OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK.  THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.
[Signature on next page]

4-3

IN WITNESS WHEREOF, Seller has caused this instrument to be executed and its corporate seal to be affixed hereto by its officer duly authorized as of _______________, 2015.

[SPONSOR]

By:
Name:
Title:

4-4

ACKNOWLEDGEMENT
STATE OF NEW YORK                                                                      )
                                                                                                                                                                          )ss:
COUNTY OF NEW YORK                                                            )
On this ____ day of _____________ 20[__], before me appeared __________________, to me personally known, who, being by me duly sworn did say that he/she is the ___________________ of [SPONSOR], and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed and sealed in behalf of said corporation by authority of its board of directors, and said ___________________ acknowledged said instrument to be the free act and deed of said corporation.

Name
Notary Public in and for said County and State

My Commission Expires:
_____________________________________
4-5

Schedule A
List of Mortgagors that are Third-Party Beneficiaries Under Section 5.5

Sch. A-1